Exhibit 10.13

AMENDMENT #1

THIS AMENDMENT #1 (the “Amendment”) to the Securities (as defined below) is entered into as of September 28, 2026, and made effective as of September 23, 2026 (the “Effective Date”), by and between VCI Global Limited, a British Virgin Islands company (the “Company”), and FIRSTFIRE GLOBAL OPPORTUNITIES FUND, LLC, a Delaware limited liability company (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company issued to the Holder that certain secured promissory note in the original principal amount of up to $850,000.00 (the “Note”) and common stock purchase warrant for the purchase of 569,500 ordinary shares of the Company (the “Warrant”, and collectively with the Note, the “Securities”), each dated September 23, 2026.

B. The Parties desire to amend the Note as set forth expresslybelow.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The following sentence shall be added to the end Section 1.2(a) of the Note:

“The Market Price shall not be less than $0.328 per share (the “Floor Price”, subject to appropriate adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock as provide in this Note). Each time the Holder issues a Notice of Conversion and the total number of shares of Common Stock that would be issued pursuant to such Notice of Conversion effectuated at the Market Price (without regard to the Floor Price) (each a “Pre-Floor Share Amount”), would exceed the total number of shares of Common Stock to be issued under the respective Notice of Conversion (due to the Floor Price limitation) (each a “Post-Floor Share Amount”), the Company shall pay the True-Up Cash Amount (as defined in this Note) to Holder within three (3) Trading Days after the date of the respective Notice of Conversion. Each time the Company fails to pay the True-Up Cash Amount in accordance with the immediately preceding sentence, the outstanding principal amount of the Note shall automatically increase by 110% of the True-Up Cash Amount. For the avoidance of doubt, the Company shall also still be required to deliver the Post-Floor Share Amount to the Holder pursuant to the Notice of Conversion in accordance with the terms of the Note. “True-Up Cash Amount” shall mean the respective Share Difference (as defined in this Note) multiplied by the respective Applicable Closing Price (as defined in this Note). “Share Difference” shall mean the Pre-Floor Share Amount minus the Post-Floor Share Amount for a respective Notice of Conversion. “Applicable Closing Price” shall mean the closing price of the Common Stock on the date of the Notice of Conversion, provided that if the date of the Notice of Conversion is not a Trading Day, then it shall mean the Trading Day immediately following the date of the Notice of Conversion. This Note shall also be subject to the Note Balance Adjustment (as defined in the Warrants) as provided for in the Warrants.”

2. The following sentences shall be added to the end of the second paragraph on page 1 of the Warrant:

“Notwithstanding anything in this Warrant to the contrary, the Exercise Price shall not be less than $0.328 per share (the “Floor Price”, subject to appropriate adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock as provide in this Warrant). Each time the Holder issues an Exercise Notice pursuant to a cashless exercise and the total number of shares of Common Stock that would be issued pursuant to a respective Exercise Notice (without regard to the Floor Price) (each a “Pre-Floor Share Amount”), would exceed the total number of shares of Common Stock to be issued under the respective Exercise Notice (due to the Floor Price limitation) (each a “Post-Floor Share Amount”), the Company shall pay the True-Up Cash Amount (as defined in this Warrant) to Holder within three (3) Trading Days after the date of the respective Exercise Notice (the “True-Up Cash Trigger”). Each time the Company fails to pay the True-Up Cash Amount in accordance with the immediately preceding sentence, the outstanding principal amount of the Note shall automatically increase by 50% of the True-Up Cash Amount (each a “Note Balance Adjustment”). For the avoidance of doubt, the True-Up Cash Trigger shall not apply to any Exercise Notice that is being effectuated as a cash exercise. Further, the True-Up Cash Trigger shall not apply to any portion of the Pre-Floor Share Amount that exceeds the Beneficial Ownership Limitation in effect on the date of the Exercise Notice. For the avoidance of doubt, the Company shall also still be required to deliver the Post-Floor Share Amount to the Holder pursuant to the Exercise Notice in accordance with the terms of the Warrant. “True-Up Cash Amount” shall mean the respective Share Difference (as defined in this Warrant) multiplied by the respective Applicable Closing Price (as defined in this Warrant “Share Difference” shall mean the Pre-Floor Share Amount minus the Post-Floor Share Amount for a respective Exercise Notice. “Applicable Closing Price” shall mean the closing price of the Common Stock on the date of the Exercise Notice, provided that if the date of the Exercise Notice is not a Trading Day, then it shall mean the Trading Day immediately following the date of the Exercise Notice.”

3. Section 4.6 of the Note shall apply to this Amendment.

4. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Securities. Except as specifically modified hereby, all of the provisions of the Securities, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of September 28, 2026.

VCI GLOBAL LIMITED

By:	/s/ Victor Hoo Voon Him
Name:	Victor Hoo Voon Him
Title:	Chief Executive Officer

FIRSTFIRE GLOBAL OPPORTUNITIES FUND, LLC

By:	/s/ Eli Fireman
Name:	Eli Fireman
Title:	Manager

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